EXHIBIT 11
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                       TOSCO CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)
                  (Thousands of Dollars, Except Per Share Data)

                                                                     Three Months Ended June 30,      Six Months Ended June 30,
                                                                       1998            1997            1998            1997
                                                                     -----------     -----------     ----------      ---------
 Income before distributions on Trust Preferred Securities            $102,827        $69,635        $146,891         $75,720
 Distributions on Trust Preferred Securities, net of income
   tax benefit                                                           2,523          2,523           5,046           5,046
                                                                   -------------  -------------   ------------    -------------
 Net income                                                           $100,304        $67,112        $141,845        $70,674
                                                                   =============  =============   ============    =============
          BASIC EARNINGS PER SHARE

 Earnings used for computation of basic earnings per share            $100,304        $67,112        $141,845        $70,674
                                                                   -------------  -------------   ------------   --------------
 Weighted average shares outstanding during the period             156,348,509    152,491,892     156,337,022    141,833,861
                                                                   -------------  -------------   ------------   --------------

 Basic earnings per share                                                $0.64          $0.44           $0.91          $0.50
                                                                   =============  =============   ============    =============
          DILUTED EARNINGS PER SHARE

 Earnings used for computation of diluted earnings per share          $102,827        $69,635        $146,891        $75,720
                                                                   -------------  -------------   ------------   --------------

 Weighted average shares outstanding during the period             156,348,509    152,491,892     156,337,022    141,833,861
 Assumed conversion of dilutive stock options                        4,402,193      4,393,690       4,482,601      4,323,624
 Assumed conversion of Trust Preferred Securities                    9,113,940      9,113,940       9,113,940      9,113,940
                                                                   -------------  -------------   ------------   --------------

 Weighted average shares outstanding used for computation
   of diluted earnings per share                                   169,864,642    165,999,522     169,933,563    155,271,425
                                                                   -------------  -------------   ------------   --------------

 Diluted earnings per share                                              $0.61          $0.42           $0.86          $0.49
                                                                   =============  =============   ============    =============

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